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                                                                  EXHIBIT 21.1
                  SUBSIDIARIES OF MERIDIAN AUTOMOTIVE SYSTEMS, INC.

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Name                                                             Jurisdiction of Incorporation
----                                                             -----------------------------
American Bumper Foreign Sales Corporation                        Barbados
Cambridge Industrial DO Brazil LTDA                              Brazil
Meridian Automotive Systems - Angola Operations, Inc.            Michigan
Meridian Automotive Systems - Composites  Operations, Inc.       Delaware
Meridian Automotive Systems - Construction, Inc.                 Michigan
Meridian Automotive Systems - Detroit Operations, Inc.           Michigan
Meridian Automotive Systems - Grand Rapids  Operations, Inc.     Michigan
Meridian Automotive Systems - Heavy Truck Operations, Inc.       North Carolina
Meridian Automotive Systems - Mexico Employee Leasing Company*   Mexico
Meridian Automotive Systems - Mexico Operating Company*          Mexico
Meridian Automotive Systems de Mexico, S. De R.L.  De C.V.       Mexico
Voplex of Canada, Inc.                                           New Brunswick, Canada

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Each of the subsidiaries named above do business under the same name.

* Meridian Automotive Systems de Mexico, S. De R.L. De C.V. owns 99.99% of the capital stock of Meridian Automotive Systems - Mexico Operating Company and Meridian Automotive Systems - Mexico Employee Leasing Company, and Meridian owns the remaining 0.01% owned directly by Meridian.